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                                                                   EXHIBIT p(18)

                               SAMCO FUNDS, INC. &
                         SEIX INVESTMENT ADVISORS, INC.
                                 CODE OF ETHICS
                               (Rule 17j-l Policy)

                Governing Purchase and Sale of Securities by Each
                         Officer, Director, and Employee
                                DECEMBER 6, 2000


I.       Legal Requirement

Rule 17j-l under the Investment Company Act of 1940 ("Rule 17j-1") makes it unlawful for any director, officer or employee of SAMCO Funds, Inc. (the "Fund") or of its investment adviser or principal underwriter (as well as other persons), in connection with the purchase and sale by such person of a security "held or to be acquired" by the Fund:

         1.       To employ any device, scheme or artifice to defraud the Fund;

         2. To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

         4. To engage in any manipulative practice with respect to the Fund.

         A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by the Fund, or (ii) is being considered by the Fund or Seix Investment Advisors Inc. (the "Adviser") for purchase by the Fund.

         To assure compliance with these restrictions, the Fund and the Adviser adopt and agree to be governed by the provisions contained in this Code of Ethics, PROVIDED THAT the Adviser and each person affiliated with the Adviser, as applicable, who would otherwise be subject to the provisions of this Code will instead be governed by the provisions of the Code of Ethics of the Adviser as long as such Code of Ethics and any changes thereto have been approved in accordance with the requirements of Rule 17j-1, if applicable, PROVIDED FURTHER THAT the Adviser shall provide to the Compliance Officer, in advance of each meeting of the Board of Directors, information regarding any violations of the Code of Ethics of the Adviser, as applicable, involving persons who would otherwise be Access Persons hereunder whose violations were relevant to the Fund.


II.      General Principles
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        The Fund shall be governed by the following principles and shall apply them to their directors, officers, employees and "Access Persons," as applicable.(1)

A. No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l set forth above.

B. The interests of the Fund and its shareholders are paramount and come before the interests of any Access Person or employee.

C. Personal investing activities of all Access Persons and employees shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Fund and its shareholders.

D. Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Fund and its shareholders.

III.     Substantive Restrictions

A. The price paid or received by the Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:

         (a) no Access Person shall enter an order for the purchase or sale of a security which the Fund is, or is considering, purchasing or selling until the day after the Fund's transactions in that security have been completed unless the Compliance Officer determines that it is clear that, in view of the nature of the security and the market for such security, the order of the Access Person will not affect the price paid or received by the Fund, PROVIDED THAT the provisions of this paragraph III.A shall not apply to any director of the Fund who is not an "interested person" of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) except with respect to securities transactions where such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that such security was being purchased or sold by the Fund or a purchase or sale of such security was being considered by or with respect to the Fund; and

         (b) a Portfolio Manager of the Fund may not buy or sell a security within seven days before or after the Fund trades in the security.(2)

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(1)      An "Access Person" is (1) each director, or officer of the Fund, or the
         Adviser; (2) any natural person in a control relationship (25% ownership) to the Fund and the Adviser; (3) each of those employees of the Fund and the Adviser who in connection with his or her regular duties obtains information about the purchase or sale of a security by the Fund or whose functions relate to the making of such recommendations, PROVIDED THAT, each Access Person who is affiliated with the Adviser will be governed by the provisions of the Code of Ethics of the Adviser and will not be subject to the provisions of this Code.

(2) "Portfolio Managers" include those employees of the Fund or the Adviser authorized to make investment decisions on behalf of the Fund.



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B.       No "Investment Person" may acquire any securities issued as part of an initial public offering of the issuer.(3)

C. Each Investment Person must seek prior approval from the Compliance Officer for private placement transactions, IPOs and Limited Offerings. Such approval shall take into account, among other factors, whether the investment opportunity should be reserved for the Fund and whether the opportunity is being offered to such person because of his or her position with the Fund. Any such Investment Person who has been authorized to acquire securities in a private placement must disclose his or her interest if he or she is involved in the Fund's consideration of an investment in such issuer. Any decision to acquire such issuer's securities on behalf of the Fund shall be subject to review by Investment Persons with no personal interest in the issuer.

D. An Investment Person may not profit from the purchase and sale or sale and purchase of the same or equivalent securities within sixty calendar days. Nothing in this restriction shall be deemed to prohibit avoidance of a net loss from a purchase and sale or sale and purchase of the same or equivalent securities within a period shorter than sixty calendar days.

E. An Investment Person must not accept gifts in excess of limits contained in Conduct Rule 3060 of The National Association of Securities Dealers from any entity doing business with or on behalf of the Fund or the Adviser.

F. An Investment Person shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

G. Any profits derived from securities transactions in violation of paragraphs A, B, C or D, above, shall be forfeited and paid to the Fund for the benefit of its shareholders. Gifts accepted in violation of paragraph E shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of the Fund and its shareholders.

H. The restrictions of this Section III shall not apply to the following transactions unless the Compliance Officer determines that such transactions violate the General Principles of this Code:

         1.       reinvestments of dividends pursuant to a plan;

         2. transactions in: short-term securities issued or guaranteed by an agency or instrumentality of the U.S. Government; bankers' acceptances; U.S. bank certificates of deposit; and commercial paper;

         3. transactions in which direct or indirect beneficial ownership is not acquired or disposed of;


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(3)      An "Investment Person" includes any Portfolio Manager or employee of the Fund or the Adviser such as a securities analyst and trader, who advises Portfolio Managers or executes their decisions.


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         4.       transactions in accounts as to which an Access Person has no investment control, subject, as applicable, to subparagraph IV.A 4;

         5. transactions in accounts of an Access Person for which investment discretion is not maintained by the Access Person but is granted to any of the following that are unaffiliated with the Adviser or Manager: a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity, PROVIDED the following conditions are satisfied:

                  (a) The terms of the account agreement ("Agreement") must be in writing and filed with the Compliance Officer prior to any transactions;

                  (b) Any amendment to the Agreement must be filed with the Compliance Officer prior to its effective date;

                  (c) The Agreement must require the account manager to comply with the reporting provisions of paragraph 3 of Section IV.A;

                  (d) The exemptions provided by this Section shall not be available for a transaction or class of transactions which is suggested or directed by the Access Person or as to which the Access Person acquires advance information; and

         6. transactions in securities in connection with an employer sponsored or other tax qualified plan, such as a 401(k) plan, an IRA, or ESOP, in an amount not exceeding $1,000 in any calendar month.

         7. transactions in shares issued by open-end investment companies.

IV.      Procedures

A. To enable the Fund to determine with reasonable assurance whether the provisions of Rule 17j-l (b) and this Code of Ethics are being observed by its Access Persons:

         1. Upon commencement of employment by the Fund or otherwise assuming the status of "Access Person", each Access Person shall within ten days of attaining such status disclose in writing, in a form acceptable to the Compliance Officer, all direct or indirect "Beneficial Ownership" interests of such Access Person in "Reportable Securities."(4) Such form shall include, at a minimum:


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(4)               (a) "Beneficial Ownership" generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934. Beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.



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                  a.       The title, number of shares and principal amount of
                           each security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

                  b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  c.       The date that the report was submitted by the Access
                           Person.

         2. Each Access Person shall obtain the prior approval of the Compliance Officer of all personal securities transactions in any security in which the Fund may invest.

         3. Each Access Person shall notify the Compliance Officer of all brokerage accounts in which he or she has any beneficial interest (a) within ten days of receipt of this Code or (b) within ten days after the later opening of any such account. With respect to any new account established by the Access Person in which any securities are held for the direct or indirect benefit of the Access Person, the following information must be reported:

                  a. The name of the broker, dealer or bank with whom the Access Person established the account;

                  b.       The date that the account was established; and,

                  c.       The date that the report is submitted by the Access
                           Person.

         4. Each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest shall arrange that the broker shall mail directly to the Compliance Officer at the same time they are mailed or furnished to such Access Person (a) duplicate copies of brokers' advice covering each transaction in Reportable Securities in such account, (b) copies of periodic statements with respect to the account, and
                  (c) copies of broker trade confirmations.

         5. Annually, each Access Person must submit a report containing the following information (which information must be current as of a date no more than 30 days before the report is submitted):

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                  (b) "Reportable Securities" include generally all securities, and financial instruments related to securities, except: securities issued by, or that are direct obligations of, the United States Government; bankers' acceptances; bank certificates of deposit; commercial paper; and shares of registered open-end investment companies.



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                  a.       The title, number of shares and principal amount of
                           each security in which the Access Person had any direct or indirect Beneficial Ownership;

                  b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

                  c.       The date that the report is submitted.

                  In addition, any new Access Person must submit a report in the format specified above within thirty days of their being designated an Access Person.

         6. The provisions of this Section IV.A shall not apply to any director of the Fund who is not an "interested person" of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) except with respect to reporting of securities transactions where such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding or after the date of a transaction in a security by the director, such security was purchased or sold by the Fund or a purchase or sale of such security was considered by the Fund or the Adviser.

         7. Notwithstanding the provisions of this Section IV.A., no Access Person shall be required to make any report with respect to securities held in any account over which such person does not have any direct or indirect influence or control.

A. The Compliance Officer shall notify each Access Person that he or she is subject to this reporting requirement, and shall deliver a copy of this policy to each Access Person. The Compliance Officer shall annually obtain written assurances from each Access Person that he or she is aware of his or her obligations under this Code of Ethics and has complied with the Code and with its reporting requirements.

A. The Compliance Officer shall cause a system of monitoring personal investment activity by Access Persons to be designed that would identify abusive or inappropriate trading patterns or other practices of Access Persons. The Compliance Officer shall report on such system to the Board of Directors of the Fund at the next Board meeting following its design and thereafter in connection with the annual review of this Code referred to in paragraph IV.G, below.


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B.       The Compliance Officer shall report to the Board of Directors of the
         Fund at each meeting regarding the following matters not previously reported:

         1. Any information pursuant to Sections IV.A.4 and 6 with respect to each reported transaction in a security which was held by or acquired by the Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the individual responsible for monitoring compliance with the Code of Ethics, the Fund or the investment adviser was considering the purchase or sale of such security, unless the transaction was a reinvestment of dividends pursuant to a plan.

         2. With respect to any transaction not required to be reported to the Board of Directors by the operation of subparagraph (1) that he believes nonetheless may evidence violation of this policy.

         3.       Apparent violations of the reporting requirement.

         4. Other material violations of this Code of Ethics of which the Compliance Officer has become aware since the previous report pursuant to this Section IV.D.

         5. Any violations of the Code of Ethics of the Adviser reported by the Adviser in accordance with Section I hereof.

         6. The results of monitoring of personal investment activities of Access Persons in accordance with the procedures referred to in Section IV.C hereof.

C. The Compliance Officer shall have discretion not to make a report to the Board of Directors under paragraph IV.D if he or she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on the Fund in connection with its holding or acquisition of the security or that no other material violation of this Code has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

D. The Board of Directors shall consider reports made to it hereunder and upon discovering that a violation of this Code has occurred, the Board of Directors may impose such sanctions, in addition to any forfeitures imposed pursuant to Section III.G. hereof, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

E. The Compliance Officer shall report to the Board of Directors on an annual basis concerning existing personal investing procedures, violations during the prior year, sanctions imposed and any recommended changes in existing restrictions or procedures. The Compliance Officer shall also certify on an annual basis that the Fund, the investment adviser, and the principal underwriter, as applicable, has adopted procedures necessary to prevent Access Persons from violating the Code.

F. The Board of Directors shall review the Code and its operation at least once a year.

G. This Code and any related procedures, a copy of each report by (or duplicate brokers' advice for the account of) an Access Person, any written report or memorandum hereunder by the

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         Compliance Officer, and lists of all persons required to make reports shall be preserved with the Fund's records for the period required by Rule 17j-1.


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